Exhibit 21.1

LIST OF SUBSIDIARIES
As of January 4, 2005

Jurisdiction of
Name	Formation
Advanced Thermal Hydronics, Inc.	Delaware
Axon Electric, LLC	Illinois
Boyertown Foundry Company	Pennsylvania
Deltex Partners, Inc.	Delaware
Engel Industries, Inc.	Delaware
Formtek, Inc.	Delaware
Met-Coil Systems, LLC	Delaware
Hill Engineering, Inc.	Illinois
Formtek Metal Forming, Inc. (f/k/a Formtek Cleveland, Inc.)	Ohio
Yoder Manufacturing, Inc. (sub of SNS)	Ohio
Iowa Rebuilders, Inc.	Iowa
Formtek Metalforming Integration, LLC	Delaware
Formtek Metal Processing, Inc.	Delaware
Formtek Machinery (Beijing) Co., Ltd	China
Gentex Partners, Inc.	Texas
Mestex, Ltd. (Texas limited partnership)	Texas
Yorktown Properties, Ltd. (Texas limited partnership)	Texas
Keyser Properties, Inc.	Delaware
Lexington Business Trust (Massachusetts business trust)	Massachusetts
1470604 Ontario, Inc.	Ontario
Mestek Canada, Inc.	Ontario
Omega Flex, Inc.	Pennsylvania
Omega Flex Limited	England
Exton Ranch, Inc.	Delaware
Pacific/Air Balance, Inc.	California
Westcast, Inc.	Massachusetts